EXHIBIT 99.1

Corporate Communications Contact:

Media Relations (847) 700-5538

UAL CORPORATION REPORTS FOURTH-QUARTER AND FULL-YEAR 2000 FINANCIAL RESULTS

- UAL Corp. posted a $124 million loss, or $2.41 loss per basic share in the fourth quarter, excluding one-time items.

- Full-year net earnings were $322 million, with earnings per diluted share of $2.38, excluding one-time items.

- Despite challenges facing both the company and the industry, the year 2000 saw UAL Corporation implement several key initiatives that strategically position the airline for the future.  Most notable were the company's announcement of its intention to merge with US Airways and the establishment of United NewVentures, the company's e-commerce subsidiary.

CHICAGO, Jan. 18, 2001 -- UAL Corporation (NYSE: UAL), the holding company whose primary subsidiary is United Airlines, today reported results for the fourth-quarter and full year 2000.

Fourth Quarter 2000

For the fourth quarter, the company incurred a net loss of $124 million, or a loss per basic share of $2.41, excluding one-time items described in the notes to the statements of consolidated operations.  In comparison, in the fourth quarter of 1999 the company had net earnings of $100 million, or $0.59 per diluted share, excluding special charges and one-time items, also described in the notes to the statements of consolidated operations.  (See end note for distinction between fourth quarter 2000 and 1999 earnings per share calculation.)

Full Year 2000

Full-year net earnings were $322 million, or earnings per diluted share of $2.38.  Full-year 1999 net earnings were $778 million, or earnings per diluted share of $5.87.  Results for both periods exclude certain items described in the notes to the statements of consolidated operations.

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Chairman's Comments

"Fourth-quarter results were dragged down by several factors," said James E. Goodwin, UAL Corporation chairman and chief executive officer. "Our solid revenue performance could not offset our higher costs, which were driven primarily by substantially higher fuel and labor costs.  Further hampering the quarter's results were the reduced capacity levels we put in place to improve our operational reliability.

"Looking back on the year, while it involved serious challenges for the company as well as the industry, 2000 saw us make several significant strategic moves that will profoundly shape the company's future.  We announced our intention to acquire US Airways, a move that will enable us to provide customers with more convenient travel opportunities as well as address the weak link of our otherwise superb network.  We launched United NewVentures, a subsidiary of UAL Corporation that will allow us to harness the considerable e-commerce opportunities and at the same time improve customer service.  We made significant developments in the product we offer our premium customers, and saw Star Alliance round out its array of global carriers.

"Furthermore, we resolved five of the labor contracts that became amendable with the end of the Employee Stock Ownership Plan (ESOP) allocation period in 2000, including that with the Air Line Pilots Association (ALPA).  In addition, we responded to an increasingly difficult cost environment through our successful fuel-hedging program and strategic adjustments to our fleet plan, retiring some of our older fleets early and slowing our capacity growth.

"2000 was not an easy year, but I believe it will be remembered as the year United rose above its challenges and set the course in motion for its successful future.  I'd like to extend my thanks to all of our front-line employees who worked so diligently this year, and I'd also like to thank all those customers who stood by us despite the difficult conditions.  We appreciate your support and are more committed than ever to making United the airline of choice worldwide."

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2000 Highlights

During the year, the company continued to develop the core airline and build on its other strategic businesses.  Highlights of the company's many initiatives include:

  US Airways Acquisition.  UAL Corporation and US Airways Group, Inc. announced in May that their boards of directors approved a definitive merger agreement in which US Airways would be acquired in an all-cash transaction valued at $4.3 billion. The combination of United and US Airways would deliver significant benefits to millions of passengers and hundreds of communities throughout the United States.  The new network would also make traveling more convenient for passengers, connecting US Airways' eastern U.S. markets with United's east-west and international markets. The transaction remains conditional pending regulatory clearance and other customary closing conditions.  Progress on the merger has been positive:  US Airways' shareholders approved the merger in October; the European Commission approved the transaction earlier this month; and on Jan. 10, UAL Corp. and AMR Corp. announced an agreement, contingent on the consummation of the acquisition, that enhances the competitive benefits of the merger and strategically addresses Department of Justice concerns.

  E-commerce.  During 2000, the company made a significant step toward capitalizing on e-commerce opportunities with the launch of United NewVentures, a subsidiary dedicated to maximizing United's presence in the rapidly evolving world of the Internet.  One of the company's major initiatives of the year was the redesign of united.com and the subsequent launching of country-specific versions of the award-winning web site in most of the countries United serves, including the historic launch of the industry's first Japanese-language booking engine.  United.com's country-specific sites now enable United customers worldwide to compare fares in their local currency and book travel on the award-winning united.com, as well as view site content in their native language.  United NewVentures also made strides in improving customer service through Internet-related initiatives such as wireless booking service through mobile phones, and proactive paging service for travel and flight information updates.  Gross air bookings on united.com for 2000 grew more than 47 percent over the same period last year. Total United revenue generated over the Internet reached $755 million for the year versus $400 million in 1999, an 89 percent increase.

  More Space and Comfort.  United Airlines won the airline industry's "race for space" with the introduction of Economy Plus in roughly 400 aircraft in the domestic fleet earlier in the year and the announcement last week of additional space on certain international aircraft as well.  Economy Plus provides frequent-flier customers up to five extra inches of legroom in the United Economy cabin and has met with markedly favorable response from these premium customers. In addition, the company continued the roll-out of United First Suite and has almost completed the deployment of the First Suite on its Boeing 777 aircraft.  United was the first U.S. airline to offer a lie-flat bed product on its international aircraft in First Class or any other class of service.   Among other improvements made throughout the year, United added more in-cabin space for carry-on luggage with new, larger overhead bins in the Boeing 737 and B757 fleets.

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  Strategic Alliances.   Four new members joined Star Alliance in 2000:  Austrian Airlines Group (which consists of the three carriers Lauda Air, Tyrolean Airways and Austrian Airlines); British Midland; Mexicana Airlines and Singapore Airlines.  Now with 13 members, Star Alliance is focusing on deepening the cooperation among its members, improving alliance infrastructure and providing even more seamless service for its members' customers.  To accomplish these objectives, the alliance established a separate management organization in June.  In addition to launching the industry's first true interline electronic ticketing service - an historic development that enables customers to use one electronic ticket for travel on more than one airline - the alliance launched StarNet, sophisticated information technology that links the computer systems of all 13 members and allows for even more effective service.  Star Alliance, rated the leading alliance network by Merrill Lynch, currently provides access to more than 815 destinations in 130 countries.

  UAL Common Stock Dividend.  As part of the company's initiatives to return cash to stockholders, UAL Corporation instituted a quarterly dividend program on UAL common stock paying $0.3125 per share for each of the four dividends declared.

  Mileage Plus.  The company's frequent-flier program, Mileage Plus, grew significantly in 2000 due to the continued success of more than 100 partnerships such as First USA Mileage Plus Visa and Master Card, MCI WorldCom and E*TRADE.  Revenue from third-party mileage sales reached $456 million during the year, representing a 16 percent year-over-year increase for the program whose enrolled membership exceeds 40 million.  Behind much of the increase was the expansion of the program's co-branded credit-card revenues.  During 2000, United also expanded online shopping with mileage incentives through its new partnership with dash.com, as well as launching with its partner Safeway the program Grocery Miles, which allows customers to earn frequent-flier miles for grocery purchases.

Outlook

Although bookings for the first quarter 2001 appear favorable in comparison to the same period in 2000, the company expects that higher labor costs and fuel prices are likely to result in a loss for the first quarter.  For the full year, the company expects to post a modest profit.  The following table summarizes the company's expectations for factors affecting performance for the first quarter and full year of 2001.

Year-over-year Percent Change
First Quarter 2001		Full Year 2001*
Available seat miles	-1%	2.5% - 3.0%
Fuel price per gallon, average (incl. tax)	31%	6%
Operating expenses per available seat mile	16%	4% - 5%

*The full-year figures do not reflect the impact of the US Airways merger.  Should the merger be consummated during 2001, the company's full-year 2001 outlook would change.

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UAL's fourth-quarter conference call will be broadcast Jan. 18 on united.com at 9:00 a.m. ET.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain information contained in this press release is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward- looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company as of the date of this press release.  Some factors that could significantly impact earnings, revenues, expenses, costs, unit costs, capacity and fleet plan include, without limitation: the outcome of the regulatory approval process for the United and US Airways merger; the ability to successfully integrate the businesses of United and US Airways; costs related to the United and US Airways merger; the ability to achieve cost-cutting synergies resulting from the United and US Airways merger; the airline pricing environment; industry capacity decisions; competitors' route decisions; the success of the company's cost-control efforts; the cost of crude oil and jet fuel; the results of union contract negotiations and their impact on labor costs; the growth of e-commerce and off-tariff distribution channels; the implementation of customer service improvement strategies; actions of the U.S., foreign and local governments; willingness of customers to travel; foreign currency exchange rate fluctuations; the stability of the U.S. economy; inflation; the economic environment of the airline industry and the economic environment in general. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Notes:

EPS Calculation.   In periods of loss, GAAP requires that earnings per share be calculated based only on actual common stock shares outstanding, which was 52 million in fourth quarter 2000.   Potential common shares, such as UAL's Employee Stock Ownership Plan (ESOP) convertible preferred stock, which at approximately 65 million shares represents a significant portion of the company's ownership base, are not used in the earnings per share calculation. However, in profitable periods, such as fourth quarter 1999, both common and potential common shares are used in calculating the earnings per share.  As a point of comparison, fourth quarter 1999 earnings per share of $0.59 (excluding one-time items) was calculated based on the total of 53 million shares of common stock and 63 million shares of potential common stock, or 116 million shares.

-UAL-

The web page address for UAL Corp. and United Airlines is united.com

UAL CORPORATION AND SUBSIDIARY COMPANIES STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended December 31
	2000	1999	% Change
Operating revenues:
Passenger	$ 4,106	$ 3,833	7.1
Cargo	247	249	(0.8)
Other operating revenues	439	399	10.0
	4,792	4,481	6.9
Operating expenses:
Salaries and related costs	1,820	1,638	11.1
Aircraft fuel	719	496	45.0
Commissions	245	249	(1.6)
Purchased services	445	409	8.8
Aircraft rent	221	221	-
Landing fees and other rent	253	247	2.4
Depreciation and amortization	256	213	20.2
Special charges	25	17	-
Aircraft maintenance	177	167	6.0
Other operating expenses	794	630	26.0
	4,955	4,287	15.6

Earnings (loss) from operations	(163)	194

Other income (expense):
Interest expense	(108)	(89)	21.3
Interest capitalized	19	19	-
Interest income	38	24	58.3
Equity in losses of affiliates	(4)	(1)	-
Gain on sale of investments	109	62
Miscellaneous, net	(1)	(6)	(83.3)
	53	9
Earnings (loss) before income taxes and
distributions on preferred securities	(110)	203
Provision (credit) for income taxes	(40)	73

Earnings (loss) before distributions on preferred securities	(70)	130
Distributions on preferred securities, net of tax	(1)	(1)
Net earnings (loss)	$ (71)	$ 129

Basic earnings (loss) per share	$ (1.40)	$ 1.85

Diluted earnings (loss) per share	$ (1.40)	$ 0.84

Weighted average shares (basic)	52.3	52.7
Weighted average shares (diluted)	52.3	115.7
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See accompanying notes.

UAL CORPORATION AND SUBSIDIARY COMPANIES STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED) (In Millions, Except Per Share)

(In accordance with GAAP)	Twelve Months Ended December 31
	2000	1999	% Change
Operating revenues:
Passenger	$ 16,932	$ 15,784	7.3
Cargo	931	906	2.8
Other operating revenues	1,489	1,337	11.4
	19,352	18,027	7.4
Operating expenses:
Salaries and related costs	6,730	5,670	18.7
ESOP compensation expense	147	756	(80.6)
Aircraft fuel	2,511	1,776	41.4
Commissions	1,025	1,139	(10.0)
Purchased services	1,711	1,575	8.6
Aircraft rent	888	876	1.4
Landing fees and other rent	959	949	1.1
Depreciation and amortization	988	850	16.2
Special charges	139	17	-
Aircraft maintenance	698	689	1.3
Other operating expenses	2,902	2,339	24.1
	18,698	16,636	12.4

Earnings from operations	654	1,391	(53.0)

Other income (expense):
Interest expense	(402)	(362)	11.0
Interest capitalized	77	75	2.7
Interest income	101	68	48.5
Equity in earnings of affiliates	(12)	37
Gain on sale of investments	109	731
Investment impairment	(61)	-
Miscellaneous, net	(35)	2
	(223)	551
Earnings before income taxes, distributions on preferred
securities, extraordinary item and cumulative effect	431	1,942
Provision for income taxes	160	699
Earnings before distributions on preferred securities,
extraordinary item and cumulative effect	271	1,243
Distributions on preferred securities, net of tax	(6)	(5)
Earnings before extraordinary item and cumulative effect	265	1,238
Extraordinary loss on early extinguishment of debt, net of tax	(6)	(3)
Cumulative effect of accounting change, net of tax	(209)	-
Net earnings	$ 50	$ 1,235

Per share, basic:
Earnings before extraordinary item and cumulative effect	$ 4.29	$ 21.26
Extraordinary loss on debt, net of tax	(0.13)	(0.06)
Cumulative effect of accounting change, net of tax	(4.08)	-
Net earnings	$ 0.08	$ 21.20

Per share, diluted:
Earnings before extraordinary item and cumulative effect	$ 1.89	$ 9.97
Extraordinary loss on debt, net of tax	(0.06)	(0.03)
Cumulative effect of accounting change, net of tax	(1.79)	-
Net earnings	$0.04	$9.94

Weighted average shares (basic)	51.3	52.3
Weighted average shares (diluted)	116.5	111.6
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See accompanying notes.

Consolidated Notes

(1)	UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United").

(2)

Per share amounts were calculated after providing for dividends on preferred stock, including ESOP convertible preferred stock, of $2 million and $31 million, respectively, in the 2000 and 1999 fourth quarters, and $46 million and $125 million, respectively, in the 2000 and 1999 twelve-month periods. Basic per share amounts were based on weighted average common shares outstanding. Diluted per share amounts include potential common shares including ESOP shares committed to be released, unless the result would be anti-dilutive. A comparison of results for the three- and twelve-month periods follows:

		Fourth Quarter		Twelve-month Period
		2000	1999	2000	1999
	Earnings (loss) before special charges, cumulative effect, gain on sale and extraordinary item	$ (2.41)	$ 0.59	$ 2.38	$ 5.87
	Special charges, net	(0.30)	(0.09)	(0.76)	(0.09)
	Investment impairment, net	-	-	(0.33)	-
	Cumulative effect of accounting change, net	-	-	(1.79)	-
	Gain on sale, net	1.31	0.34	0.60	4.19
	Extraordinary item, net	-	-	(0.06)	(0.03)
		$ (1.40)	$ 0.84	$ 0.04	$ 9.94

(3)

Included in UAL's results of operations are the results of its wholly owned subsidiary, United Aviation Fuels Corporation ("UAFC"). During 2000, UAFC recognized $785 million in revenue for sales to third parties compared to $355 million for the same period in 1999. These amounts are included in Other operating revenues for UAL.

(4)

During the first quarter of 2000, UAL changed its method of accounting for the sale of mileage to participating partners in the Mileage Plus program, in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). Under the new accounting method, a portion of the revenue from the sale of mileage is deferred and recognized when the transportation is provided. Accordingly, UAL has recorded a charge of $209 million, net of tax, for the cumulative effect of a change in accounting principle to reflect application of the accounting method to prior years.

During the fourth quarter, United recognized revenue from the sale of miles to Mileage Plus partners of $116 million after incorporating the impact of SAB 101. This represents a 13 percent increase over fourth quarter 1999 sales on a comparable basis. For the full year, revenue reached $456 million, a 16 percent increase over 1999.

(5)

Gross air bookings on united.com in 2000 grew more than 47 percent over 1999. Total United revenue generated over the Internet reached $755 million for the year versus $400 million in 1999, an increase of 89 percent. In the fourth quarter, gross air bookings grew more than 68 percent year over year. Total United revenue generated over the Internet for the quarter reached $215 million versus $151 million in the fourth quarter of 1999, an increase of more than 42 percent.

(6)

During the first quarter, UAL recorded a special charge of $26 million, net of tax, associated with the write-down and losses related to subleases on non-operating British Aerospace Advanced Turbo-Prop aircraft previously used in the United Express operation.

(7)

During the second quarter, UAL recorded a special charge of $15 million, net of tax, for seven leased B747-238 aircraft that will continue to be leased but will no longer be used for operating purposes beyond 2000. In addition, United recorded a special charge of $23 million, net of tax, for the retirement of the inflight video system on certain B777-222 aircraft, which is being replaced by an enhanced and more reliable inflight video system.

(8)	During the third quarter, UAL recorded a special charge of $8 million, net of tax, for the planned early retirement of four leased DC10-30s.

(9)	Also during the third quarter, UAL recorded an impairment loss of $38 million, net of tax, related to its equity investment in Priceline.com.

(10)	During the fourth quarter, UAL recorded a gain of $69 million, net of tax, on the sale of its investment in GetThere.com.

(11)

Also during the fourth quarter, UAL recorded a special charge of $5 million, net of tax, for the planned early retirement of its B727-222 aircraft fleet. In addition, UAL recorded a special charge of $11 million, net of tax, to reduce the carrying value of certain non-operating equipment to net realizable value.

(12)

In 2000, UAL recorded an extraordinary loss of $6 million, net of tax, on the early retirement of debt. In 1999, UAL recorded an extraordinary loss of $3 million, net of tax, on the early retirement of debt.

(13)

In December 1999, UAL sold 709,000 shares of common stock in Equant N.V. ("Equant") in a secondary offering by Equant for $62 million, resulting in a gain of $40 million, net of tax. In June 1999, UAL sold 17.5 million shares of common stock in Galileo International, Inc. ("Galileo") in a secondary offering by Galileo for $766 million. This transaction resulted in an after-tax gain of approximately $428 million.

(14)	Also in December 1999, UAL recorded a special charge of $11 million, net of tax, to reduce the carrying value of two B747-200s to net realizable value.

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES

	Three Months Ended December 31
	2000	1999	% Change
FINANCIAL SUMMARY (UNAUDITED)
(in millions)

Operating revenues	$ 4,785	$ 4,453	7.5

Operating expenses	4,961	4,286	15.7

Earnings (loss) from operations	$ (176)	$ 167

OPERATING STATISTICS

Revenue passengers (in thousands)	20,509	21,536	(4.8)

Revenue passenger miles (in millions)	31,006	30,555	1.5

Available seat miles (in millions)	43,839	43,942	(0.2)

Passenger load factor (percent)	70.7	69.5	+1.2 pt.

Breakeven passenger load factor (percent)	73.8	66.5	+7.3 pt.

Passenger revenue per passenger mile (cents)	13.16	12.45	5.7

Operating revenue per available seat mile (cents)	10.91	10.13	7.7

Operating expenses per available seat mile (cents)	11.32	9.75	16.1

Average price per gallon of jet fuel (cents)	93.1	64.8	43.7

Number of aircraft in operating fleet at end of period	604	594

Average full-time equivalent employees (thousands)	99.1	96.6	2.6

Note: Revenue and expenses associated with United's dedicated freighter operations are included in the calculations of unit revenue and unit cost. However, dedicated freighter operations do not increase available seat miles, which is used as the denominator in the calculation of unit revenue and unit cost. The inclusion of these revenues and expenses do not have a material effect on unit revenue and unit cost.

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES

	Twelve Months Ended December 31
	2000	1999	% Change
FINANCIAL SUMMARY (UNAUDITED)
(in millions)

Operating revenues	$ 19,331	$ 17,967	7.6

Operating expenses	18,658	16,625	12.2

Earnings from operations	$ 673	$ 1,342	(49.9)

OPERATING STATISTICS

Revenue passengers (in thousands)	84,521	87,157	(3.0)

Revenue passenger miles (in millions)	126,933	125,465	1.2

Available seat miles (in millions)	175,485	176,686	(0.7)

Passenger load factor (percent)	72.3	71.0	+1.3 pt.

Breakeven passenger load factor	69.4	64.9	+4.5 pt.

Passenger revenue per passenger mile (cents)	13.25	12.48	6.2

Operating revenue per available
seat mile (cents)	11.02	10.17	8.4

Operating expenses per available seat mile (cents)	10.63	9.41	13.0

Average price per gallon of jet fuel (cents)	81.0	57.9	39.9

Number of aircraft in operating fleet at end of period	604	594

Average full-time equivalent employees (thousands)	98.4	95.5	3.0

Note: Revenue and expenses associated with United's dedicated freighter operations are included in the calculations of unit revenue and unit cost. However, dedicated freighter operations do not increase available seat miles, which is used as the denominator in the calculation of unit revenue and unit cost. The inclusion of these revenues and expenses do not have a material effect on unit revenue and unit cost.

UAL CORPORATION AND SUBSIDIARY COMPANIES EARNINGS AND EARNINGS PER SHARE (Unaudited) (In Millions, Except Per Share)

	Twelve Months Ended
	December 31, 2000		December 31, 1999
	GAAP	"Fully	GAAP	"Fully
	Basis	Distributed"(1)	Basis	Distributed"(1)
EARNINGS
Operating revenues	$ 19,352	$ 19,352	$ 18,027	$ 18,027
Operating expenses (excluding special charges
and ESOP compensation expense)	(18,412)	(18,412)	(15,863)	(15,863)
ESOP compensation expense	(147)	n/a	(756)	n/a
Special charges	(139)	(139)	(17)	(17)

Operating earnings	654	801	1,391	2,147
Investment impairment	(61)	(61)	-	-
Gain on sale of investments	109	109	731	731
Non-operating expense	(271)	(271)	(180)	(180)

Earnings before income taxes, distributions
on preferred securities, extraordinary
item and cumulative effect	431	578	1,942	2,698
Provision for income taxes	160	217	699	1,025

Earnings before distributions on preferred
securities and extraordinary item	271	361	1,243	1,673
Distributions on preferred securities, net	(6)	(6)	(5)	(5)
Extraordinary loss on debt extinguishment, net	(6)	(6)	(3)	(3)
Cumulative effect of accounting change, net	(209)	(209)	-	-
Net earnings	$ 50	$ 140	$ 1,235	$ 1,665

Preferred stock dividends	(46)	(10)	(125)	(10)
Earnings attributable to common shareholders	$ 4	$ 130	$ 1,110	$ 1,655

SHARES
Average common shares assumed outstanding	51.3	51.3	52.3	52.3
ESOP preferred shares assumed outstanding	64.5	64.9	58.0	67.1
Other	0.7	0.7	1.3	1.3
Total shares assumed outstanding	116.5	116.9	111.6	120.7

PER SHARE, DILUTED:
Earnings before special charges, cumulative
effect, investment impairment, gain on
sale and extraordinary item	$ 2.38	$ 3.44	$ 5.87	$ 10.06
Special charges, net	(0.76)	(0.75)	(0.09)	(0.08)
Investment impairment, net	(0.33)	(0.33)	-	-
Cumulative effect of accounting change, net	(1.79)	(1.79)	-	-
Gains on sales, net	0.60	0.60	4.19	3.75
Extraordinary item, net	(0.06)	(0.06)	(0.03)	(0.02)
Net earnings	$ 0.04	$ 1.11	$ 9.94	$ 13.71
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See accompanying notes.

(1) "Fully distributed" earnings and earnings per share are pro forma presentations which consider all ESOP shares which will ultimately be released to employees by the end of the ESOP period to be immediately outstanding. Therefore, the ESOP compensation expense has been excluded from fully distributed earnings and ESOP convertible preferred stock dividends have not been deducted from earnings attributable to common shareholders. As of April 2000, all ESOP preferred shares are considered earned and assumed outstanding for diluted earnings per share under GAAP. Beginning with the third quarter 2000, fully distributed and GAAP quarterly earnings will be the same; however, year-to-date results will continue to be reported on a fully distributed basis for the year 2000 using the methodology described above.